SECOND AMENDMENT TO CONSULTING AGREEMENT

This Second Amendment to BDC Consulting Agreement as defined below (the “Second Amendment”) is made and entered into July 14, 2022 (the “Effective Date”) by and between Bakhu Holdings, Corp., a Nevada corporation (“Bakhu”), Bus Dev Centre, Inc., a Nevada Corporation (“BDC”).

Premises

A.Whereas, on August 15, 2018, as revised on August 17, 2018, the Oz Corporation (“OZ”) entered into an agreement (the “BDC Consulting Agreement”) under which BDC agreed to provide advisory and consultancy services to OZ in furtherance of the commercialization of certain proprietary technology relating to the production of cannabinoids, including services related to the validation and commercialization of the proprietary technology, requirements to prepare a compliant sublicensing and business model, guidance for the compliant operations of a commercial facility, and a general overview of prospective strategies in the cannabis and related industry.

B.Whereas, by amendment dated January 10, 2020 (the “First Amendment”), OZ and BDC extended the term of the BDC Consulting Agreement to July 30, 2022.

C.Whereas, pursuant to that certain Assignment and Assumption Agreement dated September 22, 2020, OZ assigned all its rights under the BDC Consulting Agreement, as extended, and Bakhu assumed the full and timely performance of all obligations and covenants of OZ to BDC thereunder. OZ remained primarily liable to BDC for OZ’s obligations under the BDC Consulting Agreement.

D.Whereas, Bakhu recognizes the value of the services provided by BDC that benefitted Bakhu and increased its value and desires to further document the compensation due BDC therefor, and BDC is willing to adjust certain terms of the compensation set forth in the BDC Consulting Agreement in the face of Bakhu’s status, plans, prospects, and related risks.

E.Whereas, accordingly, the parties enter into this Second Amendment to ratify and confirm the provisions of the BDC Consulting Agreement, as amended hereby.

AGREEMENT

NOW, THEREFORE, upon these premises, which are incorporated herein by this reference, and for and in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.Validity and Enforcement of BDC Consulting Agreement. Bakhu and BDC hereby agree, confirm, and ratify the terms, covenants, and conditions of the BDC Consulting Agreement, as amended by the First Amendment, and the Assignment and Assumption Agreement dated September 22, 2020, and agree that: (a) Appendix A is a true, complete, and correct copy of the BDC Consulting Agreement and the First Amendment thereto; (b) the BDC Consulting Agreement, as amended is in full force and effect; and (c) the Past Due Balance as defined below is due and owing to BDC which OZ agrees to be responsible for as set forth in Section 5, below.

2.Acknowledgment of Assumption. Bakhu hereby confirms that it has assumed, and does hereby further confirm such assumption, all of OZ’s obligations, covenants, commitments, undertakings,

Second Amendment to BDC Consulting AgreementPage 1

and duties under the BDC Consulting Agreement, including the payment of amounts due thereunder, as if Bakhu were substituted as a party thereto in the name, place, and stead of OZ for all purposes, expressly including the payment of amounts determined with reference to the business activities of OZ or the disposition of it or its assets, except as expressly set forth in Section 5 below, and amended or modified pursuant hereto. Therefore, the amounts payable to BDC under the original BDC Consulting Agreement are, by virtue of Bakhu’s assumption and substitution, payable respecting the assets, operations, and activities of Bakhu.

3.Completion of Advisory and Consultancy Services. Bakhu confirms that except for BDC’s continuing services and support as set forth in Section 4, and the continuing obligations under Section 8, below, BDC has fully and satisfactorily performed and discharged its obligations and satisfied the covenants under the BDC Consulting Agreement that have been required to be performed, satisfied, or met by BDC prior to the date of this Second Amendment and that no right, remedy, claim, or cause of action will be based on any claim or assertion that BDC has failed to satisfy or perform such term, covenant, or condition.

4.Additional Research and Development Laboratory Related Services. Bakhu anticipates establishing a new research and develop laboratory (the “New R&D Lab”) in California to replace the current laboratory. Through the term of this Second Amendment as provided in Section 7 below, BDC agrees to provide, at no cost to Bakhu, additional consultancy services to oversee and confirm that the construction of the New R&D Lab by Bakhu’s retained contractor, meets the design and specifications as provided in the design and build plans provided by Bakhu’s scientific team leader, Peter Whitton.

5.Additional Advisory Services. Bakhu and BDC agree that any additional advisory and consultancy services outside the scope of the services provided under Section 4, or as provided pursuant to Section 8, which Bakhu requests of BDC, shall be on a case by case project basis as to the scope, services and compensation as mutually agreed in writing between Bakhu and BDC.

6.Compensation for Prior Services. As of the date hereof, BDC is owed $92,215 for advisory and consultancy services previously rendered by BDC in accordance with the BDC Consulting Agreement and $240,017.25 in unreimbursed expenses incurred on behalf of Bakhu (collectively the “Past Due Balance”). Pursuant to the mutual agreement of Bakhu, OZ and BDC, Bakhu waives any right or claim to dispute the amount, reasonableness, or validation of such obligation to BDC, OZ shall be responsible for the payment of the Past-Due Balance to BDC as evidenced in the separate Agreement and Consent between BDC and OZ, in the form attached as Appendix B hereto, executed concurrently herewith, and BDC and agrees to look solely to OZ for payment of the foregoing Past-Due Balance, and hereby releases Bakhu from any further liability pertaining to the Past Due Balance.

7.Term. The term of the BDC Consulting Agreement, as assumed, is hereby extended to January 30, 2023.

8.BDC’s Continuing Obligation. BDC acknowledges and agrees to continue to provide services and support in furtherance of (i) the sale of licenses (Exhibit B, Section A. 3a.), (ii) supporting Licensee operations Exhibit B, Section A., 3c.), (iii) the sale, or merger, or recapitalization of Bakhu or all or substantially all of the assets of Bakhu (Exhibit B, Section A., 6.), and (iv) the oversight of the construction of the New R&D Lab as provided in Section 4 above.

Second Amendment to BDC Consulting AgreementPage 2

9.Confirmation of Compensation. Bakhu and BDC agree that:

(a)Bakhu shall have no further obligation to: (i) pay the Firm Retainer and Expenses pursuant to Exhibit B, Section A., subsections 1 and 2., (ii) pay the monthly retainer pursuant to Exhibit B, Section A., subsection 4., and (iii) for the reimbursement of expenses pursuant to Exhibit B, Section A., subsection 5 .

(b)Bakhu agrees to reimburse BDC for such travel and expenses incurred by BDC for additionally services requested of BDC, provided that such travel and expense have been approved by Bakhu in writing in advance.

(c)Bakhu acknowledges the compensation to be paid to BDC pursuant to (i) Exhibit B, Section A., subsection 3a., (ii) Exhibit B, Section A., subsection 3b., (iii) Exhibit B, Section A., subsection 3c., and (iv) Exhibit B, Section A., subsection 6., and Bakhu and BDC further agree that any compensation received by BDC pursuant to  Exhibit B, Section A., subsection 6. “Cash Bonus as a Substitute for an Equity Value Increase Success Fee Award”, shall be reduced and offset by the amount of any compensation actually paid pursuant to Exhibit 3, Section A subsection 3 captioned “Performance Bonuses.”

10.Amendment to Exhibit B, Section A., 6e.   Exhibit B, Section A, Subsection 6 e., is hereby amended in its entirety to read as follows:

e. Bonus on Sale of Company Adjustment Mechanism.

i). As of the Effective Date there are 333,134,400 shares of common stock of Bakhu on a fully-diluted basis (i.e., assuming the exercise of all outstanding options and warrants, the conversion of any convertible notes and the issuance of any shares pursuant to current agreements).

ii).If, after the Effective Date, Bakhu sells or issues more than 33,313,440 shares of common stock (i.e., 10% of Bakhu’s outstanding and issuable common stock, on a fully diluted basis as of the Effective Date), at a weighted average price per share of less than the price per share of Bakhu’s last cash sale of common stock to an unrelated party (the “Reference Price”), as reported on Bakhu’s quarterly report on Form 10-Q for the quarter ended April 30, 2022, then the amount of the Bonus payable pursuant this subsection 6., of Section A., of Exhibit B, shall be reduced by a percentage calculated by dividing (x) the total number of shares issued at a weighted average price per share below the Reference Price by (y) the total number of Bakhu shares of common stock outstanding and issuable on a fully diluted basis as of the calculation date.

11.No Other Amendment. Except as expressly set forth above, the terms and provisions of the BDC Consulting Agreement, as amended, and the Assignment and Assumption Agreement dated September 22, 2022, shall remain in full force and effect.

12.Manner of Execution; Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Second Amendment by facsimile, portable document format (.pdf), DocuSign or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Second Amendment.

Second Amendment to BDC Consulting AgreementPage 3

In Witness Whereof, this Second Amendment has been duly executed and delivered by a duly authorized representative of each of the parties as of the Effective Date.

Bakhu Holdings, Corp.

/s/ Evripides Drakos

______________________________________

By:  Evripides Drakos

Its:  President and CEO

Bus Dev Centre, Inc.

/s/ Donald Clark

______________________________________

By: Donald Clark

Its:  President and CEO

Consent to Amendment

The OZ Corporation hereby consents to the foregoing Second Amendment and agrees that it does not modify, extinguish, reduce, or mitigate in any way its primary responsibilities for the duties, obligations, and responsibilities, including payments required under the BDC Consulting Agreement to be met, performed, satisfied, paid, or otherwise discharged by The OZ Corporation thereunder.

The OZ Corporation

/s/ John R. Munoz

______________________________________

By: J.R. Munoz

Its: President

Second Amendment to BDC Consulting AgreementPage 4

Appendix A-1

BDC Consulting Agreement

Bus Dev Centre, Inc.

Aug 15, 2018  Revised 17 August 2018

To: Oz Corporation

JR Munoz, Chief Executive Officer,

jrmun@msn.com

From:Bus Dev Centre, Inc.

Donald BDC, Managing Director

Email: dpccheval@gmail.com

Dear JR:

This letter Engagement Agreement (the "Agreement") will confirm our understanding regarding the business relationship between Bus Dev Centre, Inc. ("BDC"), a Nevada Corporation, and its Client, Oz Corporation, Inc. (hereinafter “OZ or Company or Client”), a Nevada Corporation .  Hereinafter, the Client and BDC are referred to collectively as “Parties” and singularly as “Party”.

RECITALS:

Whereas BDC, is an advisory and consultancy firm that provides consultancy services to privately held corporations, and

Whereas OZ has secured the right to license certain proprietary processes to grow cannabis cells in a bioreactor and thereafter process those cells into commercially viable and compliant cannabis product, and desires to build a Company owned demonstration lab to demonstrate commercial scaled efficacy of the proprietary process, (hereinafter “Company Offering”) and

Whereas OZ is a public company that is seeking to formalize the Company operations, create a compliance licensing business model, build the first commercial facility/lab as company owned R and D demonstration model, expand nationally, and internationally, form strategic partnerships to establish and grow its core business, optimize its equity value, and

Whereas OZ has identified in pre-agreement writings, meetings, and conversations that OZ has twelve initial objectives to establish its business, namely, (Project 1) Scale the lab experiment to a commercially sized production lab to demonstrate efficacy of the proprietary process including the preparation of the engineering blueprints, securing a facility, building the lab, recruiting and training the operational staff, and facilitating production (Project 2) Prepare a strategic plan to market and or license the Company Offerings, current and future, into other national and international markets including the necessary registration and regulatory compliance, including preparing the applications and support documents for the US and Canadian agencies that regulate such commercial transactions,  and preparation of the actual licensing documents and support exhibits for the Company Offerings (Project 3) Identify and negotiate on terms acceptable to the Company the domicile of the Company R and D Lab, including the terms of qualifying the production and processing capacity of the Company R and D unit for Cannabis product production as a compliant operation, (Project 4)Identify and negotiate for the sale of the first US market licensed operation, and thereafter sell and close additional licensed operations on terms acceptable to the Company in the US market (Project 5) Successfully obtain compliance and licensing for installation of the Company Offering in Canada , (Project 6) Identify, qualify, and negotiate the sale of the first sale of a Company license in the Canadian market, (Project 7) Qualify the Company Offerings licensing model for the European market (Project 8) Support the PR and Shareholder informational publishing of content for OZ, (Project 9) Make strategic introductions of the Company to international merchant banking firms for the purposes of laying the groundwork for the eventual sale of OZ to qualified candidates. (Project 10) Support OZ in the due diligence and reporting process for the contemplated sale of the Company. (Project 11) Provide necessary support of the Company prospective Licensees process to pre-qualify as a buyer,  buy, and thereafter comply with the requirements of the Company Offering Licensing terms as well as the domicile cannabis regulations, (Project 12): BDC to identify Expansion of Brand Distribution Opportunities  Nationally and Internationally, and

Whereas BDC has previously provided a general information memorandum that summarizes generally the requirements for the Company to prepare a compliant licensing business model, and to make compliant the operations for the Company R and D Commercial facility and operation,  and provides a generalized overview of prospective strategies and related industry common costs for procuring documentation and compliance for OZ as discussion points to create a contextual framework for memorializing an Agreement between the Parties, (referenced hereto as Exhibit C), and

Whereas, OZ and BDC have generally agreed that the general path forward is to 1.) create a commercially scaled engineering plan for the Company R and D lab, 2.) negotiate for placement and construction of the Company R and D lab, 3.) Coincident to the work on the lab prepare the Company licensing business model including all support documents, 3.) Facilitate necessary registrations in US and Canadian market to be able to sell the Company Offering 4.) Build the Company R and D lab. 5.) Sell first Company Offering licenses in US and Canadian market 6.) Have initial exploratory meetings with prospective suitors for eventual public company acquisition of OZ within six to nine months, and

Whereas, OZ is willing to make available necessary funds to initiate the services and activities defined in this Agreement on a mutually agreed timetable, and

Whereas OZ desires to retain BDC to provide a strategic consultancy and other related services to OZ on an independent contractor basis, and

Whereas, the Parties desire to set forth the terms and conditions under which the said services shall be performed,

Now, therefore, in consideration of the promises and the mutual covenants herein, BDC and OZ hereby enter into this Engagement Agreement (hereinafter “Agreement”) and agree as follows:

1.Term.  The term of this Agreement ("Term") shall commence on August 16th, 2018, and shall continue through January 30, 2020, unless terminated earlier, with or without cause, by either party upon ninety (90) days prior written notice, or extended by the mutual written agreement of both parties.

2.Scope of Advisory and Consultancy Services. BDC shall provide OZ with advisory and consultancy services on a non-exclusive basis, including, but not limited to the scopes set forth on the attached Exhibit A.

3.Authority to Bind:  BDC acknowledges and agrees that it has no authority, apparent authority, or implied authority to bind the company and shall not represent to any third parties that it has any such authority.

(a)OZ shall have sole and complete discretion as to (i) whether to engage in discussions with any particular Prospect and (ii) the contractual terms of any relationship or transaction between OZ and the Prospect.

(b)BDC shall not be held responsible for the final terms of any contractual relationships between OZ and any Prospect.

(c)BDC shall not be held responsible for the execution or lack of execution of any contractual relationships between OZ and its financing sources or its customers.

4.    Confidential OZ Information:  BDC shall not reveal or disclose any OZ confidential information to any third party, including, but not limited to any Equity Investors, Lenders, Partners, prospective licensees and or Prospects for the acquisition of OZ, except as necessary to qualify the offerings of OZ to regulatory authorities that regulate such offerings.  In the course of BDC’s solicitations of Licensing Prospects on behalf of OZ, BDC shall identify OZ by name, after pre-qualifying such candidates as a prospective buyer of the Company offerings.  In addition, BDC shall not make any representations or provide any information regarding OZ or its products or services that are not contained in OZ’s publicly available, written materials unless and until OZ grants its written permission in each instance.

5.Due Diligence. The Company agrees to furnish BDC and/or its affiliates with such information regarding the business and financial condition of the Company as is reasonably requested, all of which will be, to the Company’s best knowledge, after due inquiry, accurate and complete at the time furnished.  The Company will promptly notify BDC if it learns of any material misstatement in, or material omission from, any information previously delivered to BDC.  BDC will conduct initial and ongoing independent due diligence on the Company and may terminate this Engagement Agreement should its due diligence findings not be reasonably consistent with the representations (oral and written) made by the Company.

6.  Professional Services:  BDC’s services shall not include any legal, tax, broker-dealer or accounting services.  Any such service retained by BDC on behalf of OZ shall only be retained with previous written approval from OZ, or with OZ contracting directly with such service providers at BDC’s request or direction.

7.BDC employees or Contractors:  BDC represents and warrants that it and its employees or contractors, individually will adhere to the terms of this Agreement and will perform their duties under this Agreement in a manner consistent with BDC’s instructions.

8.Compensation for Services:  As full consideration for the performance of the services described herein, OZ shall pay BDC or its affiliates as BDC may designate, compensation as set forth in the attached Exhibit B:

9.Non-Circumvention.  The investors, prospective licensees, joint venture participants or other counter-parties in any Transaction, and the potential investors or other counter-parties who are introduced to OZ by the BDC and/or its affiliates, before or during the term of this Engagement Agreement, and all of their respective affiliates currently existing or formed hereafter (collectively “Covered Persons”), shall be considered, for purposes of this Engagement Agreement, the property of BDC.  OZ on behalf of itself, its parent or its subsidiaries agree not to circumvent, directly or indirectly, BDC’s relationship with these Covered Persons, their parents or any of the Covered Persons’ subsidiaries or Affiliates and OZ will not directly or indirectly contact or negotiate with any of the Covered Persons regarding a Transaction with OZ, or with any other company, and will not enter into any agreement or transaction with Covered Persons, or disclose the names of Covered Persons, except as such disclosure may be required by any law, rule, regulation, regulatory body, court or administrative agency, during the applicable Non-Circumvention Period as defined in Paragraph 1: Term,  without the prior written approval of BDC and/or its affiliates.  In the event that OZ enters into a Transaction (a “Subsequent Transaction”) from a Covered Person in any placement during the applicable Non-Circumvention Period (regardless of whether such placement is arranged without an agent or through an agent other than BDC and/or its affiliates), OZ agrees to pay to BDC a fee equal to the fees provided under this Engagement Agreement.

10.Representations and Covenants.  BDC represents that it and its officers individually:

(a) Will adhere to the terms of this Agreement and will perform their duties under this Agreement in a manner consistent with OZ’s instructions.

(b) Will notify OZ in writing if there is a change in BDC status with regard to any of the requirements of this Agreement.

(c) Will keep confidential BDC knowledge of any pending merger and acquisition activity regarding OZ.

11.Independent Contractor.  BDC performance under this Agreement shall be as an independent contractor, and, as such, BDC shall be responsible for all of BDC’s own normal business expenses, including but not limited to office, telephone, supplies, taxes and benefits.  Nothing contained herein or done under the terms of this Agreement shall constitute the parties entering into an employer/employee relationship, joint venture or partnership, or shall constitute any party the agent of any other party for any purpose except as specifically defined herein.

12.Violations of Law.  The parties shall comply with all applicable governmental laws, ordinances and regulations.  Notwithstanding anything in this agreement to the contrary, each party will be solely responsible for its own individual violations of any such laws, ordinances and regulations, as well as legal and other expenses associated with any such violations.

13.Third-Party Contacts.  If BDC is contacted by members of the news media seeking information or comments on a story relating to OZ, BDC shall be courteous but decline to answer any questions.  BDC shall refer all such callers to OZ. BDC shall immediately refer all regulatory inquiries to OZ for response.

14.Assignment.  Neither party to this Agreement may assign this Agreement or any rights under this Agreement without the express written permission of the other party. Any attempt to do so shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the respective permitted successors and assigns of the parties.

15.Other Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

16.Notices.  Notices provided for hereunder shall be in writing and may be served personally to the Client's representative and BCC's representative at their respective place of business or by registered mail to the address of each Party or may be transmitted by email.

17. Indemnification.  OZ agrees to indemnify, defend and hold harmless BDC and respective agents and affiliates against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened, or any claim whatsoever) arising out of the Client's performance of its obligations hereunder or any violation or alleged violation by Client of any law relating thereto.

18.Termination:  The Parties agree that this Agreement may be terminated before the Term for cause, or without cause, as defined herein:

A.Termination without Cause. Either Party may terminate this Agreement without cause with ninety (90) days written notice to the other Party.  All obligations to perform under this agreement are in full force and effect during the noticed termination period.  Obligations by OZ that are fully earned by BDC at the time of termination, or within six (6) months post the termination without cause are deemed fully earned, and shall be paid by OZ to BDC.

B.Termination for Cause. Either party may terminate this Agreement, effective immediately upon written notice to the other party if:

(1)the other party materially breaches any term of this Agreement and fails to cure such breach, which is a curable breach, within thirty (30) days after receipt of the non-breaching party's written notice of such breach;

(2)the other party materially breaches any term of this Agreement which is not capable of cure;

(3)the other party dissolves, becomes insolvent or makes a general assignment for the benefit of its creditors;

(4)a voluntary or involuntary petition or proceeding is commenced by or against the other party under federal, state or foreign bankruptcy laws; or

(5)the other party becomes insolvent, is unable to pay its debts as they become due or ceases to conduct business in the normal course.
Termination of this Agreement under this Section will be without prejudice to any other remedy which may be available to a party under applicable law.

(6)

C.Continuing Obligations. The termination of this Agreement:

i. Shall not release OZ from the obligation to pay any sum that OZ may then owe to BDC and/or its affiliates, or from the obligation to perform any other duty or to discharge any other liability incurred by OZ prior thereto.

ii.Shall not release the Parties from the covenants and or warranties in this Agreement, which shall survive the Agreement.

19.Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

20.Governing Law/Resolution of Conflict/Attorney’s Fees.  This Agreement, including Exhibit A-D, shall be governed by and construed, and the legal relations between the parties shall be determined, in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in the County of Clark, Nevada, U.S.A., in accordance with the rules of the American Arbitration Association then in effect, except that the Parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure and the prevailing Party shall be entitled to reasonable costs and reasonable attorney's fees from arbitration or any other civil action.  Judgment upon the award rendered therein may be entered in any Court having jurisdiction thereof.  In any litigation, arbitration or other proceeding by which one party either seeks to enforce its rights under this Engagement Agreement or seeks a declaration of any rights or obligations under this Engagement Agreement, the prevailing party shall be awarded reasonable attorneys’ fees, together with any costs and expenses, including expert witness fees, to resolve the dispute and to enforce the final judgment.

21.Severability.  The invalidity or unenforceability of any provision of this Engagement Agreement shall not affect the validity or enforceability of any other provision of this Engagement Agreement, which shall remain in full force and effect in accordance with the terms hereof.

22.Agreement: This agreement contains the entire agreement between the Parties and supersedes all prior understandings and negotiations, oral and written, and constitutes the entire understanding between the parties on this subject.  No waiver, modification, or amendment to this Agreement shall be binding upon the parties unless it is mutually agreed in writing by the Parties.

23.Authority.  By signing this Engagement Agreement, each signing party represents that its representative or representatives signing this Engagement Agreement have unconditional authority to enter into this Engagement Agreement on behalf of the party.

Please confirm OZ’s agreement with the foregoing by initialing, signing and returning one copy of this letter to the undersigned whereupon this letter Agreement shall become a binding Agreement.

Very truly yours,

Bus Dev Centre, Inc.

By:/s/ Donald Clark

____________________________Date: 8-20-2018

Donald Clark

Managing Director/CEO

Bus Dev Centre, Inc.

AGREED TO AS OF THE DATE BELOW:

OZ, President, Chief Executive Officer

By:/s/ John R. Munoz

____________________________Date: 8-20-2018

Name: JR Munoz,

Title:    Chief Executive Officer

OZ

EXHIBIT A

Scope of Services

Scope of Advisory and Consultancy Services. BDC shall provide OZ with advisory and consultancy services on a non-exclusive basis, including, but not limited to the scopes set forth in this Exhibit A.

Scope One 1: General Consultancy Services:

A.BDC and/or its affiliates will provide general advisory consultation regarding operations and business strategy focused on corporate structure, creating a compliant licensing business model for the US and Canadian markets, identifying strategic partners, and gaining distribution for OZ’s proprietary Company offerings worldwide with a focus on verticals identified by BDC in partnership with OZ (hereinafter the scope of all duties currently defined and to be defined by the Parties referred to as the “Project”).

B.BDC and/or its affiliates will assist in the evaluation and formulation of the terms and structure of the business development transactions involving OZ.

C.BDC and/or its affiliates will assist in the facilitation of due diligence with/by any prospective business development licensees and or resource.

D.BDC will assist in review of targeted marketing and or positioning materials for the various business purposes of OZ for compliance purposes.

E.BDC will perform other duties from time to time as requested by Client within the general scopes of this Agreement.

F.Any duties for services by OZ to BDC that are not included in the scopes as outlined in this Exhibit A shall be the subject of an additional scope which at the mutual consent of the Parties may be added to this Agreement.

G.BDC agrees that all information disclosed to it about the Client's products, processes and services are the sole property of the Client and BDC will not assert any rights to any confidential or proprietary information or material, nor will BDC directly or indirectly, except as required in the conducting of its duties under this Agreement, disseminate or disclose any such confidential information.

Scope Two:  BDC shall render services to oversee the completion of the following Company Projects:

A.Project One: BDC to oversee the retention and management of necessary expertise and complete all work necessary to scale the current lab demonstration of the Company Proprietary Processes to Produce Cannabis Product to a Commercial Scale Operation.

1.Scale the lab experiment completed by the Company to a commercially sized production lab capable of producing 6000 lbs of product monthly to demonstrate efficacy of the proprietary process including the oversight of the preparation of the engineering blueprints, securing a facility, obtaining proper permits, building the lab, recruiting and training the operational staff, and facilitating production of the first product offerings, securing third party lab testing and verification of efficacy of product.

2.Negotiate a “home” for the Company R and D Lab that allows the Company R and D lab to both produce and process its intended finished Cannabis product offerings.

B.Project 2.  BDC to prepare a strategic plan to market and or license the Company Offerings, current and future, into other national and international markets including the necessary registration and regulatory compliance.

1.BDC will oversee the retention and management of the expertise necessary to prepare all supporting legal documents and exhibits, including preparing the applications and support documents for the US and Canadian agencies that regulate such commercial transactions  and preparation of the actual licensing documents and support exhibits for the Company Offerings.

C.Project 3: BDC to identify and negotiate on terms acceptable to the Company the domicile of the Company R and D Lab, including the terms of qualifying the production and processing capacity of the Company R and D unit for Cannabis product production as a compliant operation within the state of its domicile.

D.Project 4: BDC to identify and negotiate for the sale of the first US market licensed operation, and thereafter sell and close additional licensed operations on terms acceptable to the Company in the US market.

E.Project 5: BDC shall oversee the application for compliance and licensing for installation of the Company Offering in Canada.

F.Project 6:  BDC to identify, qualify, and negotiate the sale of the first sale of a Company license in the Canadian market.

G.Project 7: BDC to oversee and qualify the Company Offerings licensing model for the European market.

H.Project 8:  BDC to support the PR and Shareholder informational publishing of content for OZ as necessary to assure accuracy in representation to third parties.

I.Project 9: BDC to make strategic introductions of the Company to international merchant banking firms for the purposes of laying the groundwork for the eventual sale of OZ to qualified candidates.

J.Project 10: BDC to support OZ in the due diligence and reporting process for the contemplated sale of the Company.

K.Project 11: BDC to provide necessary support of the Company prospective Licensees process to pre-qualify as a buyer,  buy, and thereafter comply with the requirements of the Company Offering Licensing terms as well as the domicile cannabis regulations,

L.Project 12: BDC to identify Expansion of Brand Distribution Opportunities, Nationally and Internationally.

i.Prepare in cooperation with OZ management a strategic plan for brand extension and distribution in the US and International markets within the context of a licensing business model.

ii.Prepare a compliance checklist by venue to support the strategic plan.

iii.Retain, where necessary, professionals to prepare or review applications necessary for business regulation and compliance to enter new markets with OZ Brand.

iv.Prepare in cooperation with OZ management a financial projection of P and L and Balance Sheet to GAAP standards, which reflects the priorities and requirements of the strategic plan.

Scope Three: Identify and Contract with Strategic Investors/Potential Acquirers for OZ.

A.BDC and/or its affiliates, will assist with the identification of and introduction to appropriate companies which have the potential to be Strategic Investors in OZ, or even potential acquirers of OZ (“Prospects”) of the Company.

B.These companies include potential strategic business acquirers as well as financial acquirers.

C.This is specifically not intended to be the initial focus of the engagement between BDC and OZ but the parties acknowledge this could be one result of BDC’s engagement in the Project, and provisions are provided in this Agreement in the event this is an outcome as a result of pursuing Investors and Partners in OZ.

D.The acceptance of any binding offer to sell the Company, a division or product of the Company, to merge with, or be acquired by another company, shall be at the sole and absolute discretion of OZ.

EXHIBIT B

COMPENSATION FOR SERVICES

Compensation for Services:  As full consideration for the performance of the services described herein, OZ shall pay BDC or its affiliates as BDC may designate, compensation as set forth in this Exhibit B.  The Parties agree that BDC shall be entitled to four types of payments as outlined herein below:

A.Firm Retainer and Expenses:

1.Retainer:  OZ agrees to pay BDC, and or its assigns a retainer of $180,000 for the services rendered under the Scopes outlined in Exhibit A as defined hereunder, plus cash performance bonuses as set forth below, and a bonus equivalent to 5% of the eventual sale price of the Company on the completion of the services as outlined herein.

2.The cash fee for services shall be paid in installments over 15 months:

a. A non-refundable mobilization payment of $12,000 and a monthly payment against the retainer of $12,000 per month (this amount reduced to accommodate OZ’s current lack of ready cash)

b.$12,000 due and payable upon signing this Agreement, and monthly installments of the remaining $168,000 due in fourteen monthly payments of $12,000 beginning on Sept 16th, 2018, and on the 16th of each month thereafter for fourteen additional months, and ending on the 16th of December,  2019 unless continued by mutual written consent of the Parties.

3.Performance Bonuses:  OZ agrees to pay, with receipt of funds as referenced, performance cash bonuses to BDC:

a.The Company intends to sell licenses to third parties to construct and operate the proprietary process owned by the Company.  The Company has had opening conversations with three parties listed on Exhibit E which are defined as “protected third party prospects”.  Company will pay BDC a cash bonus of 3% of the license fee on those specific prospective licensees when and if they complete their purchase.  On all other prospective licensees that complete the review process and qualify to by the License from the Company, the Company will pay BDC a cash Bonus of 5% of the license sale price received from a non-protected third party.  This performance bonus will be paid until the earlier to occur:  The Company is sold, or for the contract period of the License.

b.Bonus for design, construction, completion and operation of the Company R and D Lab Commercial Operation, assuming the Company R and D Lab is an operating subsidiary of the Company and not an independent licensee:  5% of the net operating income of the lab operation.  This performance bonus will be paid until the earlier to occur:  The Company is sold, or for a period of five years from initiation of business operations of the Lab.

c.Bonus for supporting Licensee operations:  Company will pay BDC in arrears, monthly a percentage of the royalty income received from the licensees.  For those reserve licensee prospects set forth on Exhibit E, the Company will pay a 3% bonus on royalty monies received.  For all others, the Company will pay BDC 5% of the 8% royalty income from the licensee as received from the licensee by the Company.  Payments made in arrears, monthly, on the preceding month’s income. This performance bonus will be paid until the earlier to occur:  The Company is sold, or for the period of license.

4.Monthly Retainer.  OZ will pay BDC a monthly retainer of $2500 per month during the fifteen months following the execution of this Agreement for the provision of support staff to BDC.  BDC will be responsible for payment of its own staff assigned to this Project from this monthly retainer and all taxes, benefits, etc related to that staff person.  Monthly retainer shall begin Sept 16th, 2018.

5.Additionally, OZ shall be responsible for any and all expenses of BDC as required for BDC to fulfill its obligations under this Agreement including travel within or outside the USA as well compensating any third parties BDC may utilize in pursuit of the objectives of this Agreement.  BDC to provide Company with an estimated spend budget with the purposes for retaining third parties, undertaking such travel or incurring expenses noted on the request for funds in advance of the expenditure(s) in advance of any expenditure.  BDC will invoice OZ monthly for ordinary expenses incurred in the previous month in the normal course of business performing the services defined in this Agreement by the tenth of the month following incurring expenses.  OZ will provide reimbursement by the 15th of the month within five business days of receipt of the invoice from BDC.

a.As a reference for travel expense, BDC shall direct that its employees or contractors fly coach class on airlines for any flights shorter than six hours, utilize Hotels.com or Hotwire to purchase lodging at a discount rate where and when possible, and utilize driving services like Uber or Lyft for local transportation.  Meals reimbursement shall be at the IRC current daily per diem rate for that city or region as a per diem fee, unless BDC is entertaining prospects on behalf of OZ, in which case BDC will provide the restaurant receipt for reimbursement.  An invoice for reimbursement of expenses shall include an attached PDF record of the charges referenced on the invoice.

6.Cash Bonus as a substitute for an Equity Value Increase Success Fee Award.  The Parties acknowledge that OZ is paying BDC a reduced initial retainer, a reduced monthly retainer for services being rendered, and reduced success fees for the sale and support of the licensees under the terms of this Agreement with the condition that BDC receive Success Fee(s) based on the increased value in the Company market value, with payment of the Success Fee based on a sale, or merger, or recapitalization of the Company in which shareholders are either selling their equity, and or proceeds are being utilized to declare and a pay a dividend, or the proceeds are utilized in a Company share buy-back programme.

a.For purposes of calculation, the Parties have agreed that the originating benchmark Company value for purposes of the calculation association with this bonus is $30,000,000 USD on 16 Aug 2018.  Success fee bonus shall only be earned when the Company has achieved an increase in value from the initial benchmark $30,000,000 and the Company is “sold” to a third party, in any one or combination of events as described in Paragraph A 6 c i) below.

b.The Parties have agreed that the letter and spirit of this agreement to pay this success fee bonus is based on the mutual cooperation of the Parties to increase the valuation of the Company within the constraints of good business practices, and as soon as practically possible after the third quarter of 2019, the Company will, at the Company absolute and sole discretion, depending on market conditions at that time, put itself “in play” for a sale, acquisition, or merger.  Any delay to put the Company “in play” has no effect on the bonus scheme outlined in these paragraphs.

c.The Parties agree that this bonus is to be paid by the Company to BDC on the occasion of any one of the following events, or a combination of the events:

i)Company is sold for cash, or cash and stock, or cash and assets to a third party; Company stock is exchanged for stock of a publically traded company, in a transaction in which the Company is either maintained as a subsidiary of the acquiring company, merged into the acquiring company, or is the surviving company post the merger; Company determines to take itself private; Company restructures with a debt offering, and utilizes some portion of the proceeds to declare a share buy-back programme; Company determines to sell off substantially all of the assets of the company including the IP then owned by the Company, proprietary processes and protocols, and or the Company rights under the licensing agreements; Company recapitalizes in a differing market than the US market, or with a differing security which results in differing control of the Company and a substantial percentage of the shareholders ahead of the event or coincident to the event are “cashed” out.  Any one, or combination of these scenarios, or any other event in which the current shareholders are cashed out, are defined as a Company Sales Event.

d.The Parties agree that the bonus is a sliding scale bonus, with the adjustment mechanism defined in A6e below,  based on the following ratio summarized as a “Company Sale” Event:

i.)Company event for less than $100,000,000 increase in value, Company will pay BDC 2% of the increase in value.

ii.)Company event for more than $100,000,000 but less than $250,000,000 increase in value, Company will pay BDC 3% of the increase in value.

iii.)Company event for more than $250,000,000 but less than $500,000,000 increase in value, Company will pay BDC 4% of the increase in value.

iv.)Company event for more than $500,000,000, Company will pay BDC 5% of the increase in value.

e.Bonus on Sale of the Company Adjustment Mechanism. The Parties hereby reference the current cap table of OZ as of Aug 2018 for the basis of determining any anti-dilution adjustment mechanism for the projected Bonus.

i.)In the event, at the time of the “Sale of Oz” referenced hereinabove, the cap table of the Company is generally the same as of Aug 2018, no adjustment to the formula for computing the bonus in paragraph A6d shall be paid with no adjustment.

ii.)In the event, at the time of the “Sale of Oz” referenced herein above, the current shareholder JR Munoz et al, has suffered personal dilution that does not apply to the other shareholders of record of OZ as of Aug 2018, to accommodate funding for the Company ostensibly on a “down round” that does not equally dilute the other shareholders of record, then the bonus amount set forth in Paragraph A6d shall be adjusted (reduced) by the percentage of dilution to JR Munoz’s holdings in OZ.  IE:  If JR Munoz has experienced a personal dilution on his personal holdings in OZ of 15% to accommodate a financing scheme necessary to fund the Company, the bonuses set forth in A6d will be reduced by 15%.

iii.)In the event, at the time of the “Sale of Oz” referenced hereinabove, all shareholders of record have been diluted by an even or up round of additional financing management determines is necessary to grow the Company, the Bonus as set forth in A6d shall be paid as set forth with no adjustment.

f.The Parties agree that the above referenced bonus is paid to BDC by the Company within thirty (30) days of the Company Sales Event or at such time as all required compliance by third parties may be completed if such compliance requires more than thirty (30) days.

EXHIBIT C

This Exhibit is for Reference Purpose Only citing the general conversation discussion points between the parties leading up to the memorialization of terms in the binding agreement between the parties.

The terms contained in this Exhibit C herein are not binding on either party but do serve as a reference point of the understanding of the scope of work to be considered, as well as the scope of work to be completed by third parties.

The terms binding on the parties are contained in the Agreement between the parties.

Bus Dev Centre, Inc.

Date: 9 Aug 2018

To:JR Munoz JR added comments in gray highlight, DPC in yellow

From:Donald

In Re:  Mentone Licensing Launch.

JR:

Looked again through the very detailed writings from April 16, 2018.  As we discussed, this was a thoroughly researched work product, and many of the costs are the same costs.

Assuming we are departing from that business plan to an action plan that:

1.Opens one company R and D lab either under a JV or a Company Store.

2.Assumes we sell from 3 to 20 licenses for the $500,000 plus 8% variable rate royalty as previously set out in that writing.

3.Assumes we want to position the company rights, or the company for sale as early as end of second quarter 2019 with a goal of selling by year end 2019.

4.Assuming we want to go as thin as possible on expenses during the coming 15 months.

5.Assuming we want to go with as few bodies as possible to make this work in the interim 12 months.

6.Assuming we want to have licenses in the US and at least Canada by the second quarter of 2019 if not before, with real build out taking place.

7.Assuming we can come to some negotiated agreement on current comp that is predicated on a participation in the revenue and growth of the asset with a current and or eventual participation in our three forms of current revenue. Rather than wrangle back and forth with me attempting to hold out for what I consider is a fair number at 8%,  which we both know is a fair number, I will just say it is 5% with the acknowledgement from both of us that my active day to day role ends December 2019 latest, and ideally, with a sale in October, shortly thereafter:

a.Licensing Revenue: 5%;  3% on in house generated licensing sales DPC agreed

b.Royalty Revenue: 5% ;  ibid on the net revenue DPC agreed as to carve out, then 5% on new licensee sales

c.Net earnings of the company store:  5% 3% on after tax earnings DPC added back 5%

d.Eventual sales of the Company revenue. On the spread between the value today, let’s say $20M, and the eventual sales or exchanged stock value to the eventual buyer of some bigger number.  $30,000,000 is the agreed upon value today

e.No participation in the European IP rights package sale.  Agreed.

f.If this is my “opportunity” package, then I will chaos wrangle this into existence for $18K  12,000  a month plus my out of pocket travel expenses.  DPC Agreed

g.I will dedicate the time necessary to make it a reality and keep you informed with a couple of update written reports a week.   Agreed.

h.I will need a full time personal assistant for this project of my choosing (budget in the $28 to 36K range with some understanding of the bio reactor science and hopefully paralegal training), to start immediately.  Agreed.

i.I must be able to immediately, as in September 15 to 1 October, contract for a science officer to work on the engineering, operational plan, the build out and prep the lab for operation.  Compensation for this officer to be mutually agreeable.

Assuming you want to go immediately, as in August 15, 2018 start date

From the Detailed business plan previously provided, assuming we have budget to begin and support a rapid pace deployment plan:

1.We have to get the engineering done to build the lab and equipment.  Expected engineering cost and permits:  I am estimating, based on feedback I got from two firms in CA capable to doing the work, of $75K and 45 days for delivery for the company “model” lab build and operate prints, and this done in sync with the building of the Licensing Agreement.  As this is an exhibit to both the licensing agreement, and the federal filings, it must be done for all three audiences. This will require something on the order of a $12 to $15,000 deposit, and a progress payment and a completion payment.

2.We have to negotiate a “home” for the company r and d demonstration unit.  Assuming this is a two to four week process with another two weeks to document it, being aware that we have to have to licenses to protect our operations.  First choice Nevada and Acres. Second Choice: CA.

3.External Compliance:  We have to prep the licensing agreement, and the FTC filings:  All in, four to six weeks, including the filings in the regional offices of the FTC.

4.We need to go through the hardening process (what specifically does this entail)?  on the patents and trade secret processes.

5.We have to prep the permitting and licensing for at least one province in Canada.

a.Build the core US licensing agreement:  $12 to $15,000.

b.Build the book with all exhibits qualified for a FTC Registration:  $12,000 to $25,000

c.Amend the book for each state where licensees are solicited: $3000 to $5000 per state.  (includes meetings with state officials and all seven regional FTC regional offices.)

d.International registration:  Canada for one provinces initially:  $15,000 to $25,000 (recommend we spend in the month ahead of taking the first licensing payment.)

6.We need a slush (use contingency descriptor rather than slush) fund for extra local legal and compliance on the cannabis front, but I don’t know how much that needs to be at this point.

As a condition for involvement, I will need to study and review the actual agreements with the European partners, have a high comfort level we can collectively make the remaining payment of $_________ for rights in the next few weeks, and have an account with the reserve necessary to get us through the first two or three months.  I am assuming we are selling licenses within two months and am not worried about cash flow after month three.

Let me know if this works for you and I will have counsel prep a contract for Project Management for the Bus Dev Centre, and we will be good to go.

Donald

EXHIBIT D

INDEMNIFICATION AGREEMENT

OZ  (“we,” “our,” “us” or the “Company”) hereby agrees to indemnify BDC, its affiliates, and each of their respective members, officers, directors, agents, employees and controlling persons (each of the foregoing, including BDC, an “Indemnified Person”) and to hold each Indemnified Person harmless from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel, all of which shall be payable quarterly as they are incurred), whether joint or several (all of the foregoing, “Liabilities”), to which any Indemnified Person may become liable or subject, directly or indirectly, based upon, relating to or arising out of the engagement agreement to which this Indemnification Agreement is attached (the “Engagement Agreement”) or any Indemnified Person’s role therein; provided, however, that we shall not be liable under this paragraph to the extent it is finally judicially determined by a court of competent jurisdiction that such Liabilities resulted primarily from the willful misconduct or gross negligence of the Indemnified Person seeking indemnification.

OZ also agrees to reimburse each Indemnified Person immediately upon request for all expenses (including reasonable fees, disbursements and other charges of counsel) quarterly as they are incurred in connection with the investigation of, preparation for, defense of, or provision of evidence in, any action (including actions brought by us or our equity holders or derivative actions brought by any person claiming through us or in our name), claim, suit, arbitration, proceeding or investigation, whether formal or informal, directly or indirectly, relating to or arising out of, the Engagement Agreement or any Indemnified Person’s role therein, whether or not pending or threatened and whether or not any Indemnified Person is a party to such proceeding.

OZ further agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to us or anyone claiming through us or in our name or right, directly or indirectly, in connection with (i) advice or services rendered or to be rendered by any Indemnified Person pursuant to the Engagement Agreement; (ii) the transactions contemplated by the Engagement Agreement or (iii) any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions except to the extent that it is finally judicially determined by a court of competent jurisdiction that such Liabilities resulted primarily from the willful misconduct or gross negligence of the relevant Indemnified Person. In no event will any Indemnified Person be liable or obligated in any manner for any consequential, exemplary or punitive damages or lost profits arising out of the Engagement Agreement or any services provided thereunder and the Company agrees not to seek or claim any such damages or lost profits in any circumstances.

If for any reason the foregoing indemnification and/or reimbursement is unavailable to any Indemnified Person or insufficient to hold it harmless, then we will contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand and BDC on the other hand in connection with the transaction to which such indemnification or reimbursement relates or if such allocation is not available, in such proportion as is appropriate to reflect not only the relative benefits, but also the relative fault of the parties as well as any other relevant equitable considerations, provided, however, that in no event shall the aggregate amount to be contributed by all Indemnified Persons exceed the fees actually received by BDC under the Engagement Agreement.

OZ will not, without the prior written consent of BDC, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes a full and unconditional release satisfactory to BDC of BDC and each other Indemnified Person from all liability arising or that may arise out of such claim, action or proceeding and the parties agree that the terms of such settlement, compromise and consent shall remain confidential.

The rights accorded to Indemnified Persons hereunder shall be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision of this agreement, which shall remain in full force and effect. Each Indemnified Person is an intended beneficiary hereunder. The foregoing Indemnification Agreement shall remain in effect indefinitely notwithstanding.

Exhibit E:

Licensee Prospects Reserved By OZ, that if closed within 12 months of the Effective Date of this Agreement, reduces the fee paid by OZ to BDC to 3% of the initial license fee. (names of three candidates to be provided by JR Munoz).

Appendix A-2

First Amendment to BDC Consulting Agreement

AMENDMENT TO OZ BDC AGREEMENT

This Amendment to the Oz Corp and Bus Dev Centre, Inc. Agreement is effective as of 10

January 2020 (Effective Date) by Oz Corp, a Nevada corporation, and Bus Dev Centre, a Nevada corporation.

RECITALS:

Whereas, Oz Corporation, (Oz) and Bus Dev Centre, Inc. (BDC) are parties to that certain consultancy agreement entered into (hereinafter Agreement) 17 August 2018, and

Whereas, the Term of the Agreement expires 30 January 2020 unless mutually agreed to extend, and

Whereas, Oz and BDC have agreed to extend the term of the Agreement an additional eighteen (18)

months to July 30,2022, and

Whereas, all other terms and conditions of the Agreement remain in full force and effect. AGREEMENT:

Now therefore, upon the forgoing recitals and mutual agreements and covenants herein contained, which are incorporated by reference, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Oz Corp and Bus Dev Centre, Inc. hereby agree as follows:

1.Paragraph One in the Agreement, setting forth the TERM for services to be rendered is amended to state the termination date shall be 30 July 2022.

2.Ratification of Agreement: Except as expressly amended by the foregoing, the parties ratify and confirm the Agreement terms and conditions are in full force and effect.

In Witness Whereof, the parties hereto have caused their duly authorized representatives to execute this Amendment as of the Effective Date.

Client:

Oz Corp

/s/ John R. Munoz

_______________________________________

By:  John R. Munoz, Chief Executive Officer

Bus Dev Centre, Inc.

/s/ Donald Clark

_______________________________________

By:  Donald Clark, Managing Director/CEO

Appendix B

Agreement and Consent between BDC and OZ

AGREEMENT AND CONSENT

This Agreement and Consent (the “Agreement”) is made and entered into as of July 14, 2022 (the “Effective Date”) by and between OZ Corporation, a California corporation (“OZ”), and Bus Dev Centre, Inc., a Nevada Corporation (“BDC”).

Premises

A.Whereas, this Agreement is executed concurrently with and pursuant to that certain Second Amendment to Consulting Agreement (the “Second Amendment”) entered into between Bakhu Holdings, Corp., a Nevada corporation (“Bakhu’) and BDC, a copy of which is attached hereto as Appendix 1, and incorporated herein by this reference.

B.Whereas, on August 15, 2018, as revised on August 17, 2018, the Oz Corporation (“OZ”) entered into an agreement (the “BDC Consulting Agreement”) under which BDC agreed to provide advisory and consultancy services to OZ in furtherance of the commercialization of certain proprietary technology relating to the production of cannabinoids, including services related to the validation and commercialization of the proprietary technology, requirements to prepare a compliant sublicensing and business model, guidance for the compliant operations of a commercial facility, and a general overview of prospective strategies in the cannabis and related industry.

C.Whereas, by amendment dated January 10, 2020 (the “First Amendment”), OZ and BDC extended the term of the BDC Consulting Agreement to July 30, 2022.

D.Whereas, pursuant to that certain Assignment and Assumption Agreement dated September 22, 2020, OZ assigned all its rights under the BDC Consulting Agreement, as extended, and Bakhu assumed the full and timely performance of all obligations and covenants of OZ to BDC thereunder. OZ remained primarily liable to BDC for OZ’s obligations under the BDC Consulting Agreement.

E.Whereas, concurrently herewith Bakhu and BDC entered into the Second Amendment to ratify and confirm the provisions of the BDC Consulting Agreement, as amended hereby.

F.Whereas, pursuant to Section 5 of Second Amendment, it was agreed that OZ shall be responsible for the payment of the Past-Due Balance (as defined in the Second Amendment), that BDC would look solely to OZ for payment of the Past-Due Balance, and that Bakhu would be released from any further liability pertaining to the Past Due Balance.

G.Whereas, the parties hereto have entered into this Agreement to evidence (i) OZ’s confirmation and acknowledgement of its obligation to pay the Past-Due Balance to BDC, and (ii) OZ’s consent to the terms of the Second Amendment.

AGREEMENT

NOW, THEREFORE, upon these premises, which are incorporated herein by this reference, and for and in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.Acknowledgment of Obligation for Payment of Compensation for Prior Services of BDC.

(a)As of the date hereof, OZ acknowledges that BDC is owed $92,215for advisory and consultancy services previously rendered by BDC in accordance with the BDC Consulting Agreement and $240,017.25 in unreimbursed expenses incurred on behalf of Bakhu (collectively the “Past-Due Balance”)

(b)OZ hereby agrees to be solely responsible for the payment of the unpaid Past-Due Balance to BDC, along with simple interest thereon at the rate of 8% per annum, until paid in full.

(c)The Past-Due Balance and unpaid accrued interest there on shall be due and payable in cash, on or before December 1, 2022 (the “Due Date”).

(d)BDC may by written notice to OZ, declare this agreement in default, whereupon all sums due hereunder shall become immediately due and payable without protest, presentment, demand or notice or without petition to any court, all of which are expressly waived by OZ, if any of the following events (each an “Event of Default”):

(i)OZ fails to pay the Past-Due Balance and accrued interest there on when due which default;

(ii)OZ shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or any of its assets or properties, (b) admit in writing its inability to pay its debts as they mature, (c) make a general assignment for the benefit of creditors,  (d) be adjudicated a bankrupt or insolvent, (e) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or any answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if action shall be taken by OZ for the purpose of effecting any of the foregoing, (f) have commenced against it any case, proceeding or other action of a nature described in (a) through (e) above which remains undismissed for a period of 60 days, or (g) take or be subject to any action similar to those specified in clauses (a) through (f) in any jurisdiction;

(iii)an order, judgment or decree shall be entered, without the application, approval or consent of OZ, with respect to OZ or all or a substantial part of the assets of OZ, appointing a receiver, trustee or liquidator of OZ, or any similar order, judgment or decree shall be entered or appointment made in any jurisdiction, and such order, judgment or decree or appointment shall continue unstayed and in effect for a period of 60 days; or

(iv)a transaction or a series of transactions resulting in a Change of Control of OZ occurs.  For purposes of this Note, a “Change of Control” means (x) the consummation of the acquisition of OZ by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, or equity or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of OZ), unless OZ’s equity owners of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by OZ of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (y) the consummation of a sale of all or substantially all of the assets of OZ in a single transaction or series of related transactions;

2.Consent to Second Amendment. OZ hereby consent to the terms of the Second Amendment and the modifications, duties, obligations, and responsibilities of the BDC Consulting Agreement, as amended by the Second Amendment, and acknowledges that OZ remains primarily liable to BDC for the obligations of OZ and Bakhu as the assignee, under the BDC Consulting Agreement.

3.No Assignment.  This Agreement shall be binding upon the OZ and BDC and their respective successors and assigns.  BDC may assign this Agreement.  OZ may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of BDC.

4.Attorney’s Fees; Costs and Expenses.  Each party shall pay its own costs and expenses incurred in connection with the preparation, execution, delivery of this Agreement and any amendment, waiver or modification thereto.  If BDC files any lawsuit or institutes any action on a breach of this Agreement or for the collection of any amounts due under hereunder, OZ agrees to pay all costs and expenses, including reasonable attorney’s fees, incurred by BDC in connection with such action.

5.Notices. All notices and other communications required or permitted under this Agreement shall be in writing delivered to the Parties at the mailing address, or regularly monitored electronic email address of the respective Party set forth below. Such notice or communication shall be deemed to have been given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (with confirmation of delivery); or (c) if sent by e-mail of a PDF document, when the recipient, by an email sent to the email address for the sender stated in this section or by a notice delivered by another method in accordance with this section, acknowledges having received that email. Any party may change its notice address or email address by written notice to the other parties, given in accordance with this section.

If to OZ, addressed to:

Bakhu Holdings, Corp.

One World Trade Center, Suite 130

Long Beach, CA 90831

Attn: JR Munoz, President

E-mail: jrmun@msn.com

If to BDC, addressed to:
Bus Dev Centre, Inc.

3960 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

Attn: Donald Clark

E-mail: dpccheval@gmail.com

For the purposed of this Agreement, “Business Day” means any day that is not a Saturday, a Sunday or a holiday on which commercial banks in Long Beach, California are authorized or required by law to close.

6.Entire Agreement. This Agreement, including all Appendices, Exhibits and Schedules attached hereto, as well as any agreement, certificate, instrument or other document executed and delivered in connection herewith, constitute the entire agreement and understanding of the  Parties hereto with respect to the subject matter hereof, and supersede all other prior or contemporaneous covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by either  Party hereto or by any member, manager, director, officer, employee, agent, affiliate or representative of either Party hereto.

7.Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

8.Amendments. This Agreement may only be amended or otherwise modified by a written agreement duly executed by each of the Parties hereto.

9.Governing Law; Venue. This Agreement is being executed and delivered, and is intended to be performed, in the State of California, and to the extent permitted by law, the execution, validity, construction, and performance of this Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to conflict of law principles. This Agreement shall be deemed made and entered into in Los Angeles County, State of California and venue for any Proceeding as defined below, in connection with this Agreement shall be in Los Angeles County, California.

10.Waiver of Jury Trial. To the extent permitted by Applicable Law, each Party hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions described herein or therein. For the purposes of this Agreement, “Proceeding” means and includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which a party was, is, or will be involved as a party or otherwise.

11.Construction. This Agreement shall be deemed to have been drafted jointly by the Parties hereto. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against either Party hereto.

12.Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

13.Independent Advice of Counsel. The  Parties hereto, and each of them, represent and declare that in executing this Agreement they relied solely upon their own judgment, belief, knowledge and the advice and recommendations of their own independently selected counsel, concerning the nature, extent, and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing this Agreement by any representations or statements covering any matters made by any other  Party or that Party’s representatives hereto, except those representations and warranties contained in this Agreement.

14.Manner of Execution; Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

In Witness Whereof, this Agreement Amendment has been duly executed and delivered by a duly authorized representative of each of the parties as of the Effective Date.

OZ Corporation

/s/ John R. Munoz

_____________________________________

By:  John R. Munoz

Its:  President and CEO

Bus Dev Centre, Inc.

/s/ Donald Clark

_____________________________________

By: Donald Clark

Its:  President and CEO